CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	July 2,	January 1,	July 3,
ASSETS	2011	2011	2010

Current assets:
Cash and equivalents	$ 8,706,000	$ 4,609,000	$ 3,742,000
Marketable securities	15,613,000	20,923,000	24,665,000
Certificate of deposits - restricted	3,000,000	2,500,000	2,500,000
Receivables, net	2,426,000	2,855,000	2,614,000
Income tax receivable, net	50,000	50,000	81,000
Inventories, net	18,350,000	15,789,000	20,408,000
Prepaid expenses and other current assets	4,787,000	5,029,000	6,370,000
Total current assets	52,932,000	51,755,000	60,380,000

Equipment and leasehold improvements, net	21,716,000	24,753,000	28,204,000
Goodwill	-	-	9,092,000
Intangible assets, net	102,000	102,000	102,000
Other assets	8,176,000	9,380,000	5,249,000

Total assets	$ 82,926,000	$ 85,990,000	$ 103,027,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 6,465,000	$ 8,273,000	$ 7,547,000
Note payable	1,455,000	1,518,000	1,569,000
Accrued compensation	2,414,000	2,551,000	2,354,000
Accrued liabilities	9,062,000	11,150,000	8,848,000
Total current liabilities	19,396,000	23,492,000	20,318,000

Note payable	-	319,000	630,000
Other liabilities	12,922,000	13,867,000	14,736,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock	165,000	165,000	164,000
Additional paid-in capital	48,284,000	48,015,000	47,799,000
Retained earnings	41,954,000	39,927,000	59,175,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders' equity	50,608,000	48,312,000	67,343,000

Total liabilities and stockholders' equity	$ 82,926,000	$ 85,990,000	$ 103,027,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

26 Weeks Ended	26 Weeks Ended
July 2,	July 3,
	2011	2010

Net sales	$ 112,365,000	$ 105,125,000

Cost of sales, including buying and occupancy	62,930,000	63,477,000

Gross profit	49,435,000	41,648,000

Expenses
Store operating expenses	37,533,000	37,807,000
General and administrative expenses	9,003,000	9,015,000
Total expenses	46,536,000	46,822,000

Operating income (loss)	2,899,000	(5,174,000)

Other income (expense):
Interest expense	(31,000)	(67,000)
Interest income	44,000	85,000

Income (loss) before income taxes	2,912,000	(5,156,000)

Income tax provision (benefit)	885,000	(1,972,000)

Net income (loss)	$ 2,027,000	$ (3,184,000)

Basic income (loss) per share	$ 0.16	$ (0.25)

Diluted income (loss) per share	$ 0.16	$ (0.25)

Basic weighted average shares outstanding	12,822,000	12,771,000

Diluted weighted average shares outstanding	12,861,000	12,771,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	July 2,	July 3,
	2011	2010

Net sales	$ 60,266,000	$ 56,575,000

Cost of sales, including buying and occupancy	32,752,000	31,642,000

Gross profit	27,514,000	24,933,000

Expenses
Store operating expenses	19,396,000	19,148,000
General and administrative expenses	3,959,000	4,341,000
Total expenses	23,355,000	23,489,000

Operating income	4,159,000	1,444,000

Other income (expense):
Interest expense	(13,000)	(32,000)
Interest income	23,000	41,000

Income before income taxes	4,169,000	1,453,000

Income tax provision	1,370,000	556,000

Net income	$ 2,799,000	$ 897,000

Basic income per share	$ 0.22	$ 0.07

Diluted income per share	$ 0.22	$ 0.07

Basic weighted average shares outstanding	12,827,000	12,771,000

Diluted weighted average shares outstanding	12,873,000	12,809,000